Exhibit 4.40

Execution version

Interpharma Holdings & Management Corporation

Pharma Industries Holdings Limited

MCE (Philippines) Investments Limited

MCE (Philippines) Investments No. 2 Corporation

Acquisition Agreement

Contents

1	Definitions		1
	1.1	Definitions	1
	1.2	Construction	7
	1.3	Headings	9

2	Conditions		9
	2.1	Conditions	9
	2.2	Best endeavours	10
	2.3	Regulatory Approvals	10
	2.4	Benefit and waiver of certain Conditions	10
	2.5	Notification of certain events	11
	2.6	Consultation if Conditions not met	11
	2.7	Failure to agree	12
	2.8	Effect of termination	12

3	Sale and purchase of Sale Shares		12
	3.1	Sale of Sale Shares	12
	3.2	Title and risk	12
	3.3	Compliance with obligations	13

4	Conduct and actions pending Closing		13
	4.1	Conduct of business	13
	4.2	Access to information	14

5	Exclusivity		15
	5.1	No current discussions	15
	5.2	No shop restriction	15
	5.3	No talk and no due diligence	15
	5.4	Notification of approaches	16

6	Authority to open new bank account		16

7	Closing		16
	7.1	Date, time and place	16
	7.2	Interdependence with Subsidiary Sale Agreements	17
	7.3	Transfer of Sale Shares at Closing	17
	7.4	Obligations of the Selling Shareholders at Closing	17
	7.5	Obligations of the Buyer at Closing	19
	7.6	Company board meeting	20
	7.7	Interdependence of obligations	20

8	Post Closing		20
	8.1	Receipt of Subsidiary Sale Amount	20
	8.2	Transfer of Commercial Documents	20
	8.3	Performance of Commercial Contracts	21
	8.4	Future intentions with the Company	21
	8.5	Maintenance of insurance	21
	8.6	Access to information	21

i

9	Representations and warranties		22
	9.1	Representations and warranties	22
	9.2	Reliance by parties	22
	9.3	Survival of representations	22
	9.4	Notification of breach and compliance certificate	22

10	Indemnities		23
	10.1	Selling Shareholders indemnity	23
	10.2	Buyers indemnity	23
	10.3	Tax indemnity	23
	10.4	Indemnity relating to Commercial Documents	25
	10.5	Indemnity relating to Ongoing Litigation	25
	10.6	Survival of indemnities	25

11	Confidentiality		26
	11.1	Selling Shareholders’ obligations	26
	11.2	Buyers’ obligations	26

12	Public announcements		27
	12.1	Announcement of Transaction	27
	12.2	Public announcements	27
	12.3	Permitted disclosure	28
	12.4	Statements on termination	28

13	Notices		28
	13.1	General	28
	13.2	How to give a communication	28
	13.3	Particulars for delivery of notices	29
	13.4	Communications by fax	30
	13.5	Communications by email	30
	13.6	After hours communications	30
	13.7	Process service	30

14	General		30
	14.1	Duty	30
	14.2	Legal costs	30
	14.3	Amendment	31
	14.4	Waiver and exercise of rights	31
	14.5	Rights cumulative	31
	14.6	Consents	31
	14.7	Further steps	31
	14.8	Governing law and jurisdiction	31
	14.9	Assignment	31
	14.10	Liability	31
	14.11	Counterparts	31
	14.12	Entire understanding	32
	14.13	Relationship of parties	32

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14.14	Specific performance	32
14.15	Benefits held on trust	32

Schedule 1 – Sale Shares		33

Schedule 2 – Selling Shareholders’ representations and warranties		34

Schedule 3 – Buyers’ representations and warranties		40

Schedule 4 – Commercial Documents		41

Schedule 5 – Documentary Evidence		44

Execution		45

Annexure A – Direction to Pay		47

iii

Date 7 December 2012

Parties

Interpharma Holdings & Management Corporation of 32nd floor, Zuellig Building, Makati Avenue corner Paseo de Roxas, Makati City, Philippines (Interpharma)

Pharma Industries Holdings Limited of 32nd floor, Zuellig Building, Makati Avenue corner Paseo de Roxas, Makati City, Philippines (Pharma)

MCE (Philippines) Investments Limited of Jayla Place, Wickams Cay I, Road Town, Tortola, British Virgin Islands (MCE)

MCE (Philippines) Investments No. 2 Corporation of c/- 21st floor, Philamlife Tower, Paseo de Roxas, Makati, Metro Manila Philippines (Co-lnvestor)

Background

A	Each Selling Shareholder is the legal and beneficial owner of the Sale Shares set out opposite its name in column 2 of the table in Schedule 1.

B	The Sale Shares represent 93.06% of the total issued share capital in the Company.

C	The Selling Shareholders have agreed to sell, and the Buyers have agreed to buy, the Sale Shares on the terms of this document.

Agreed terms

1	Definitions

1.1	Definitions

In this document these terms have the following meanings:

A Class Share means a fully paid A class ordinary share in the capital of the Company carrying the rights and obligations for that class set out in the Articles of Incorporation of the Company.

Advisers means in relation to an entity, its legal, financial and other expert advisers and agents.

Affiliate means, with a respect to a person:

(a)	any person which either directly or indirectly Controls, or which is Controlled by, or is under common Control with, the person; or

(b)	a director or secretary of that person, or any person who acts, or proposes to act, in concert with that person.

Authorisation includes any consent, permit, licence, authorisation or exemption from, by, or with, a Regulatory Authority.

B Class Share means a fully paid B class ordinary share in the capital of the Company carrying the rights and obligations for that class set out in the Articles of Incorporation of the Company.

BIR means the Bureau of Internal Revenue of the Republic of the Philippines.

Board means the board of directors of the Company.

Business Day means a day which is not a Saturday, Sunday or a public holiday in the Republic of the Philippines or in Hong Kong.

Buyer Confidential Information means any commercial, financial or technical information of any member of the Buyers Group disclosed or supplied by or on behalf of any such entity to a Selling Shareholder or any of its Representatives, whether orally or visually or in documentary or electronic form and including the notes, records or copies made by a Selling Shareholder or any of its Representatives of such information but excluding information which is in the public domain (other than as a result of a breach of this document by a Selling Shareholder) or otherwise previously known to a Selling Shareholder.

Buyer Indemnified Parties means:

(a)	in respect of MCE, MCE and each member of the MCE Group, and the Officers and employees of each of those entities; and

(b)	in respect of Co-Investor, Co-Investor and the Officers of that entity.

Buyers means each of MCE and Co-Investor.

Buyers’ Broker means UBS Securities Philippines, Inc., the broker appointed by the Buyer for the purpose of executing the special block sale under clause 7.3(a).

Buyers Group means the Buyers and each of their Affiliates (as defined in paragraph (a) of that definition) and Buyer Group Company means any one of them.

Capital Gains Tax Liability means the capital gains tax liability of the Company arising as a result of the Subsidiary Sale.

Closing means settlement of the sale and purchase of the Sale Shares in accordance with clause 6.

Closing Certificate has the meaning given to that term in clause 7.4(a)(i).

Closing Date means the Business Day immediately following the date on which the Condition in clause 2.1(c) is satisfied.

Commercial Contract means each contract or arrangement listed in Part A of schedule 4.

Commercial Documents means each contract, arrangement, permit, licence, or trade mark entered into, or held, by the Company as listed in schedule 4.

Company means Manchester International Holdings Unlimited Corporation, a corporation duly organised and existing under and by virtue of the laws of the Republic of the Philippines, and whose Shares are listed on the PSE under the ticker codes “MIH” and “MIHB”.

Company Disclosure Materials means all information (written or oral) in connection with the affairs of the Group provided by or on behalf of a Selling Shareholder or the Company to the Buyer or any of its Representatives as at the date of this document.

Condition means a condition set out in clause 2.1.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the concerned entity, whether through the ownership of voting securities by contract, voting trusts, through majority membership on the board of directors or governing body of a corporation or other legal entity or otherwise.

Cut Off Date means 5pm on 21 December 2012, or such later date as the parties agree in writing.

Deferred Tax Liability means the deferred tax liability amounting to PhP8,660,000 on the audited balance sheet of the Company as at 31 December 2011.

Direction to Pay means a direction to pay in the form set out in annexure A.

Documentary Evidence means each form of documentary evidence listed in column 2 of the table in schedule 5.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, hypothecation, trust or bill of sale,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Exclusivity Period means the period from and including the date of this document to and including the earlier of:

(a)	the date this document is terminated in accordance with its terms; or

(b)	the Closing Date.

Group means the Company and each of its Subsidiaries and Group Company means any one of them.

Insolvency Event means any of the following:

(a)	a person is or states that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay the person’s debts under any applicable legislation;

(c)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(d)	an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(e)	a controller is appointed in respect of any property of a corporation;

(f)	a corporation is deregistered or notice of its proposed deregistration is given to the corporation;

(g)	a distress, attachment or execution is levied or becomes enforceable against any property of a person;

(h)	a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefìt of, all or any class of the person’s creditors or members or a moratorium involving any of them; or

(i)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

Interphil means Interphil Laboratories, Inc, a corporation duly organised and existing under and by virtue of the laws of the Republic of the Philippines.

Lancashire means Lancashire Realty Holding Corporation, a corporation duly organised and existing under and by virtue of the laws of the Republic of the Philippines.

Letter of Authority means a written notice or letter from the BIR seeking an examination, audit or investigation.

Loss means, in relation to a person, any liability (whether actual, contingent or prospective), damage, loss, cost, or expense of whatsoever description incurred by the person, however arising (including contractual, tortious, legal, equitable or pursuant to statute).

Management Services Agreement means the management services agreement between the Company and Interphil dated 1 January 2011.

Material Adverse Change means a matter, event or circumstance that occurs, is announced or becomes known to the Selling Shareholders or the Company (whether or not it becomes public) prior to Closing where that matter, event or circumstance has, has had, or could reasonably be expected to have, individually or when aggregated with all such matters, events or circumstances:

(a)	a 10% or greater decrease in the aggregate net book value of the Subsidiaries; or

(b)	a material adverse effect on the business, assets, liabilities or financial position, profitability or prospects of the Company.

MCE Group means MCE and any person which either directly or indirectly Controls, or which is Controlled by, or is under common Control with, MCE.

Mercator means Mercator Holdings corporation, a corporation duly organised and existing under and by virtue of the laws of the Republic of the Philippines.

Officer means in relation to an entity, its directors, company secretaries and senior executives.

Ongoing Litigation means each of the following matters:

(a)	matter between the Company and OEP Philippines, Inc. (CA G.R. CV No. 92550) in the 15th Division, Court of Appeals, Manila; and

(b)	matter between the Company and Danilo M. Lucinario relating to the dismissal of Mr Lucinario.

PSE means Philippines Stock Exchange.

Purchase Price means the total amount of PhP1,259,000,000 payable in such manner, and to such persons, as set out in clause 7.5.

Regulatory Approval means:

(a)	any approval, consent, authorisation, registration, filing, lodgement, permit, franchise, agreement, notarisation, certificate, permission, licence, approval, direction, declaration, authority or exemption from, by or with a Regulatory Authority; or

(b)	in relation to anything that would be fully or partly prohibited or restricted by law if a Regulatory Authority intervened or acted in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Regulatory Authority means any Philippine or foreign government or governmental, semi-governmental, administrative, fiscal, municipal, local, regulatory or judicial entity, instrumentality, commission, tribunal, agency or authority or any Minister, department, office or delegate of any government. It includes a self-regulatory organisation established under statute, the SEC, the PSE, and any other stock exchange (as appropriate).

Representative means, in relation to a body corporate, each of its Affiliates, and any Officers, employees and Advisers of the body corporate or its Affiliates.

Sale Shares means the Shares set out opposite the name of each Selling Shareholder in column 2 of the table in schedule 1.

SEC means the Securities and Exchange Commission of the Republic of the Philippines.

Selling Shareholder Amount means PhP200,000,000.

Selling Shareholders means each of Interpharma and Pharma.

Selling Shareholders’ Broker means Maybank ATR Kim Eng Securities, the broker appointed by the Selling Shareholders to execute the special block sale under clause 7.3(a).

Selling Shareholder Confidential Information means any commercial, financial or technical information of any member of the Group disclosed or supplied by or on behalf of any such entity to a Buyer or any of its Representatives, whether orally or visually or in documentary or electronic form and including the notes, records or copies made by a Buyer or any of its Representatives of such information but excluding information which is in the public domain (other than as a result of a breach of this document by the Buyer) or otherwise previously known to the Buyer.

Selling Shareholders’ Indemnified Parties means each Selling Shareholder and the Officers and employees of each of those entities.

Selling Shareholders’ Warranties means the representations and warranties of the Selling Shareholders set out in schedule 2.

Share means an A Class Share or a B Class Share.

Subsidiaries means Interphil and Lancashire.

Subsidiary Sale means the sale of all of the Company’s shares in Interphil to Interpharma, and the sale of all of the Company’s shares in Lancashire to Mercator, in each case, under the Subsidiary Sale Agreement.

Subsidiary Sale Agreements means:

(a)	the deed of assignment dated on or around the date of this document between the Company and Interpharma in respect of the sale of the Company’s shares in Interphil to Interpharma; and

(b)	the deed of assignment dated on or around the date of this document between the Company and Mercator, in respect of the sale of the Company’s shares in Lancashire to Mercator.

Subsidiary Sale Amount means PhP1,059,000,000.

Tax includes all national, local and foreign taxes, charges, fees, licenses or other assessments imposed by any tax authority, whether domestic or foreign, including any interest, penalties or additions to any tax applicable thereto.

Tax Liability means a Loss relating to Tax incurred or payable by a Buyer Indemnified Party or the Company.

Tender Offer means the mandatory offer which, subject to exemptive relief, is required by the laws of the Republic of Philippines, to be made by the Buyers (or their nominee) to acquire all of the Shares held by the shareholders of the

Company (other than the Sale Shares to be acquired by the Buyers) on entering into this document.

Third Party Proposal means:

(a)	a transaction which, if completed, would mean a person (other than the Buyers) would, directly or indirectly:

(i)	acquire all or a substantial part of the assets or business of the Company;

(ii)	acquire an interest in 10% or more of the Company’s voting shares, or enter into any cash settled equity swap or other derivative contract arrangement in respect of (when aggregated with any existing shareholding of the person or its Affiliates) 10% or more of the Company’s share capital; or

(iii)	acquire Control of the Company;

(b)	a transaction which, if completed, would mean a person (other than the Selling Shareholders) would, directly or indirectly:

(i)	acquire all or a substantial part of the assets or business of the Subsidiaries;

(ii)	acquire an interest in 10% or more of either of the Subsidiaries’ voting shares, or enter into any cash settled equity swap or other derivative contract arrangement in respect of (when aggregated with any existing shareholding of the person or its Affiliates) 10% or more of either of the Subsidiaries’ share capital; or

(iii)	acquire Control of the Company;

(c)	a mandatory offer or other takeover bid, scheme of arrangement, amalgamation, merger, capital reconstruction, consolidation, purchase of main undertaking or other business combination involving any Group Company; or

(d)	any agreement, arrangement or understanding requiring a Selling Shareholder to abandon, or otherwise fail to proceed with, the Transaction or which is otherwise prejudicial to the Transaction,

and for the avoidance of any doubt, does not include the Subsidiary Sale.

Transaction means the sale and purchase of the Sale Shares under this document.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	‘includes’ means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a holder includes a joint holder;

(ii)	a party means a party to this document;

(iii)	a person includes:

(A)	a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority; and

(B)	the person’s legal personal representatives, administrators, successors, assigns and persons substituted by novation;

(iv)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(v)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(vi)	a right includes a benefit, remedy, discretion or power;

(vii)	time is to local time in Manila, Republic of the Philippines;

(viii)	‘PhP’ is a reference to Philippines Pesos, the currency of the Republic of the Philippines;

(ix)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(x)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(xi)	this document includes all schedules and annexures to it;

(xii)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document; and

(xiii)	an obligation of liability of the Selling Shareholders under this document binds each Selling Shareholder jointly and severally;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Conditions

2.1	Conditions

The obligations of the parties at closing are conditional on each of the following conditions being satisfied or waived in accordance with clause 2.4:

(a)	(Subsidiary Sale Agreements) the execution of each of the Subsidiary Sale Agreements by the parties to those documents in a form satisfactory to the Buyers;

(b)	(minimum level of cash) the Buyers are satisfied (acting reasonably) that the Company has, immediately before closing, a cash balance of not less than PhP84,600,000;

(c)	(PSE Special Block Approval) the PSE grants its written approval to the Transaction being conducted by way of a special block transfer on the PSE;

(d)	(no shareholder claims) no shareholder of the Company has raised (or has proposed to raise) any objection to, complaint with, or claim against, the Company or any party arising from, in connection with, or concerning either the Transaction or the Subsidiary Sale, which has not been resolved by the parties as at Closing Date;

(e)	(representations and warranties of the Selling Shareholders): the Selling Shareholders’ Warranties are true and correct at all times up to the Closing Date;

(f)	(representations and warranties of the Buyers) the representations and warranties of the Buyers in schedule 3 are true and correct at all times up to the Closing Date;

(g)	(no Material Adverse Change): no Material Adverse Change occurs or becomes apparent between the date of this document and Closing;

(h)	(no breach): no event set out in clause 4.1 occurs between the date of this document and Closing Date;

(i)	(termination of Management Services Agreement) on or before the Closing Date, the Management Services Agreement is terminated with effect from Closing under a termination agreement, which must be in a form satisfactory to the Buyers; and

(j)	(transfer or termination of Commercial Documents) the Buyers are satisfied that by the Closing Date, each Commercial Document is assigned or novated to a Subsidiary or is otherwise terminated by the Company, in each case without any liability to the Company whatsoever.

2.2	Best endeavours

Each party must use its best endeavours to ensure that:

(a)	each of the Conditions is satisfied as soon as practicable after the date of this document, and continues to be satisfied at all times until the last time it is to be satisfied (as the case may require), and in any event before the Cut Off Date; and

(b)	there is no event or circumstance within the reasonable control or influence of that party that would prevent the Conditions being satisfied.

2.3	Regulatory Approvals

Without limiting the generality of clause 2.2:

(a)	each party that is responsible for obtaining a Regulatory Approval must promptly apply for such Regulatory Approval, providing a copy to the other party of all such applications, and take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time; and

(b)	each party must use reasonable endeavours to consult with the other in advance in relation to all material communications with any Regulatory Authority relating to any Regulatory Approval and provide the other party with all information reasonably requested in connection with the application for any Regulatory Authority.

2.4	Benefit and waiver of certain Conditions

(a)	The Conditions (other than the Condition in clause 2.1(f)) are for the benefit of the Buyers and may only be waived by the Buyers in writing, and will be effective only to the extent specifically set out in that waiver.

(b)	The Condition in clause 2.1(f) is for the benefit of the Selling Shareholders and may only be waived by the Selling Shareholders in writing, and will be effective only to the extent specifically set out in that waiver.

(c)	If a waiver by the Buyers or the Selling Shareholders (as applicable) of a Condition is itself conditional and the Buyers or Selling Shareholders (as applicable) accept the condition, the terms of that condition apply accordingly. If the Buyers or the Selling Shareholders (as applicable) do not accept a conditional waiver of the Condition, the Condition has not been waived.

(d)	If the Buyers waive the breach or non-fulfìlment of any of the Conditions (other than the Condition in clause 2.1(f)), that waiver will not preclude them from suing the Selling Shareholders for any breach of this document, including a breach that resulted in the non-fulfilment of the Condition that was waived.

(e)	If the Selling Shareholders waive the breach or non-fulfilment of the Condition in clause 2.1(f), that waiver will not preclude them from suing the Buyers for any breach of this document, including a breach that resulted in the non-fulfilment of that Condition.

(f)	Unless specified in the waiver, a waiver of the breach or non-fulfilment of any Condition will not constitute:

(i)	a waiver of breach or non-fulfilment of any other Condition resulting from events or circumstances giving rise to the breach or non-fulfilment of the first Condition; or

(ii)	a waiver of breach or non-fulfilment of that Condition resulting from any other event or circumstance.

2.5	Notification of certain events

Each party must:

(a)	(keep informed) promptly and reasonably inform the other either directly or through its Advisers of the steps it has taken and of its progress towards satisfaction of the Conditions;

(b)	(notice of satisfaction) promptly notify the other if it becomes aware that any Condition has been satisfied;

(c)	(notice of failure) promptly notify the other if it becomes aware that any Condition has failed to be satisfied or has become incapable of being satisfied or is not reasonably capable of being satisfied or of any circumstances which may reasonably be expected to lead to such a state of affairs; and

(d)	(notice of waiver) after having given or received a notice in accordance with clause 2.5(c) in relation to a Condition that it is entitled under clause 2.4 to waive, give notice to the other party as soon as possible (and in any event no later than five Business Days) as to whether or not it waives the breach or non-fulfilment of the relevant Condition, specifying the Condition in question.

2.6	Consultation if Conditions not met

If:

(a)	there is a breach or non-fulfilment of a Condition which is not waived in accordance with this document by the time or date specified in this document for its satisfaction; or

(b)	there is an act, failure to act, event or occurrence which will prevent a Condition being satisfied by the time or date specified in this document for its satisfaction (and the breach or non-fulfilment of the Condition which would otherwise occur has not already been waived), then the parties will consult in good faith with a view to determining whether:

(c)	the Transaction may proceed by way of alternative means or methods and, if so, to agree on the terms of such alternative means or methods;

(d)	to extend the relevant time or date for satisfaction of the Conditions; or

(e)	to extend the Cut Off Date.

2.7	Failure to agree

(a)	If the parties are unable to reach agreement under clause 2.6 within five Business Days, then unless that Condition is waived in accordance with clause 2.4, a party entitled to the benefit of that Condition may (subject to clause 2.7(b)) terminate this document.

(b)	A party will not be entitled to terminate this document pursuant to clause 2.7(a) if the relevant Condition has not been satisfied as a result of:

(i)	a breach of this document by that party; or

(ii)	a deliberate act or omission of that party which either alone or together with other circumstances prevents that Condition from being satisfied.

2.8	Effect of termination

If this document is terminated by a party under clause 2.7(a):

(a)	each party will be released from its obligations under this document except its obligations under clauses 10, 11, 12 and 14 which will survive termination;

(b)	each party will retain the rights it has or may have against the other party in respect of any breach of this document prior to termination; and

(c)	in all other respects, all future obligations of the parties under this document will immediately terminate and be of no further force or effect.

3	Sale and purchase of Sale Shares

3.1	Sale of Sale Shares

On Closing:

(a)	Pharma must sell, and MCE must buy, the Sale Shares set out against Pharma’s name in column 2 of the table in schedule 1; and

(b)	Interpharma must sell, and Co-Investor must buy, the Sale Shares set out against Interpharma’s name in column 2 of the table in schedule 1,

(together with all benefits, rights and entitlements accrued or attaching to those Sale Shares on or after the date of this document) for the Purchase Price in the proportions set out in column 4 of the table in schedule 1, free from all Encumbrances and the claims and interests of any third parties, in accordance with, and on the terms of, this document.

3.2	Title and risk

Legal and beneficial title to the Sale Shares (and property and risk in them) will pass to the Buyers on and from Closing.

3.3	Compliance with obligations

Each party must do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Transaction on a basis consistent with this document, and in particular each party must do everything reasonably within its power to ensure that the Transaction is effected in accordance with all laws and regulations applicable in relation to the Transaction, and utilise all necessary resources (including management resources and the resources of external Advisers) to comply with their respective obligations under this document.

4	Conduct and actions pending Closing

4.1	Conduct of business

(a)	From the date of this document up to and including the Closing Date, the Selling Shareholders must procure that the Company conducts its business in the ordinary course and in substantially the same manner as previously conducted, including:

(i)	compliance in all material respects with all applicable laws and regulations;

(ii)	maintaining its assets;

(iii)	maintaining each of its insurance policies in place as at the date of this document; and

(iv)	keeping available the services of its Officers.

(b)	Despite clause 4.1(a), from the date of this document up to and including the Closing Date, the Selling Shareholders must procure that the Company does not:

(i)	increase, reduce or otherwise alter the share capital of the Company (including by creating, allotting or issuing new share capital) or grant any options for the issue of shares or other securities in the Company;

(ii)	distribute or return any capital of the Company, or declare or pay any dividend or other distribution (in cash or otherwise) to the shareholders of the Company;

(iii)	buy back or redeem any of its shares;

(iv)	alter, or agree to alter, its articles of incorporation or any other constituent document;

(v)	distribute or revalue any of its assets;

(vi)	acquire, lease or dispose, or agree to acquire, lease or dispose of, any asset;

(vii)	enter into joint venture, partnership or other similar commercial arrangements;

(viii)	incur any actual or contingent liabilities;

(ix)	incur any indebtedness or issue any indebtedness by way of borrowings, loans or advances;

(x)	make capital expenditure not previously approved under any budget disclosed to the Buyers;

(xi)	cause or permit any Encumbrance to be created over any of its business, assets, property or undertakings;

(xii)	acquire or agree to acquire any share, shares or other interest in any legal entity;

(xiii)	engage any new employee;

(xiv)	pay any bonus or termination payment to, or increase the compensation of, any Officer or employee of the Company or the Group Company, other than in accordance with a written contract of employment previously disclosed to the Buyers;

(xv)	terminate the employment, or amend the terms of employment, of any its employees, except as required by any applicable law;

(xvi)	enter into any contract or commitment without the prior written consent of the Buyers;

(xvii)	vary, terminate or fail to renew any of its contracts, Authorisations or commitments;

(xviii)	change any accounting method, practice or principle used by it;

(xix)	initiate, settle or compromise (or agree to do so) any claims, actions or legal proceedings;

(xx)	grant (or agree to grant) a loan, gift or other distribution to any Selling Shareholder or any other person or entity whatsoever; or

(xxi)	pass any resolution of its shareholders.

(c)	Nothing in this clause 4.1 restricts or prevents any Selling Shareholder, the Company or any other Group Company from doing anything which is:

(i)	expressly contemplated or required by this document; or

(ii)	approved by the Buyers in writing, such approval not to be unreasonably withheld, conditioned or delayed.

4.2	Access to information

From the date of this document, the Selling Shareholders must:

(a)	procure that each Buyer, and any person authorised by a Buyer, on reasonable notice, is given all reasonable access during normal business hours to such documents, records and other information (subject to any existing confidentiality obligations owed to third parties), premises, personnel and Advisers of the Company as the Buyer reasonably requires for the purpose of:

(i)	understanding the Company’s financial position;

(ii)	meeting the Buyers’ obligations under this document;

(iii)	facilitating the smooth implementation of plans of the Buyers for the Company following Closing;

(iv)	verifying warranties; and

(v)	any other purpose which is agreed in writing between the parties; and

(b)	as soon as reasonably practicable provide to each Buyer, and any person authorised by a Buyer, all reasonable information of the Company reasonably requested by them.

5	Exclusivity

5.1	No current discussions

Each Selling Shareholder represents and warrants to the Buyers that, as at the date of this document, neither it nor the Company nor any of their Representatives:

(a)	is participating, directly or indirectly, in any discussions or negotiations with any persons that concern, or could reasonably be expected to lead to, a Third Party Proposal; or

(b)	is a party to any agreement, arrangement or understanding with any person that may prevent them from entering into this document, or that may prevent them from complying with their obligations under this document.

5.2	No shop restriction

During the Exclusivity Period, the Selling Shareholders must ensure that neither it nor the Company nor any of their Representatives directly or indirectly solicit, invite, facilitate, initiate or encourage the submission of, any enquiries, negotiations or discussions, or communicate to any person an intention to do any of these things which might lead to obtaining any expression of interest, offer or proposal from any other person in relation to a Third Party Proposal.

5.3	No talk and no due diligence

During the Exclusivity Period, the Selling Shareholders must not and must ensure that the Company and each of their Representatives do not:

(a)	directly or indirectly enter into or participate in any discussions or negotiations with any person regarding a Third Party proposal;

(b)	grant any other person any right or access to conduct due diligence investigations in respect of any Group Company;

(c)	enter into any agreement, arrangement or understanding in relation to, or which might lead to, a Third Party Proposal; or

(d)	endorse, or propose to endorse, any Third Party Proposal,

even if that Third Party Proposal was not directly solicited, invited, encouraged, or initiated by a Selling Shareholder, the Company or any of their Representatives or the person has publicly announced the Third Party Proposal.

5.4	Notification of approaches

(a)	During the Exclusivity Period, the Selling Shareholders must promptly notify the Buyers in writing of:
(i)	any approach, inquiry or proposal made to, and any attempt to initiate negotiations or discussions with, a Selling Shareholder, the Company or any of their Representatives with respect to any Third Party Proposal; or
(ii)	any request for information relating to any of the Selling Shareholders, the Company or any Group Company or any of their businesses or operations, if any of the Selling Shareholders, the Company or their Representatives has reasonable grounds to suspect that it may relate to a current or future Third Party Proposal.

(b)	A notice under this clause must include comprehensive details of the applicable matter (including key details of the Third Party Proposal and the identity of that person).

6	Authority to open new bank account

(a)	As soon as practicable after the date of this document, and by no later than 11 December 2012, the Selling Shareholders must ensure that the Company appoints MCE as its attorney to do all things necessary (including execute all necessary documents on behalf of the Company) for the purpose of opening a new bank account in the name of the Company to receive amounts in accordance with clause 7.4(b)(ii), and to appoint authorities to operate such bank account as determined by MCE at its sole discretion.

(b)	Before Closing, the Selling Shareholders must, and must ensure that the Company must, provide all reasonable assistance (including provision of all necessary information) required by MCE to enable it to open such new bank account as referred to in clause 6(a).

7	Closing

7.1	Date, time and place

Closing must take place at 10:00am on the Closing Date at the law offices of Picazo Buyco Tan Fider & Santos, Liberty Center, Makati City, Manila, or such other time and place as the parties agree in writing.

7.2	Interdependence with Subsidiary Sale Agreements

This document is interdependent with the Subsidiary Sale Agreements and neither the Selling Shareholders nor the Buyers are obliged to close under this document unless closing has occurred under each of the Subsidiary Sale Agreements or all parties to the Subsidiary Sale Agreements are ready, willing and able to close under those documents on the Closing Date. lf closing has not occurred, or does not occur, under each of the Subsidiary Sale Agreements on or prior to the Closing Date, then Closing will not occur under this document and this document will be deemed to be terminated.

7.3	Transfer of Sale Shares at Closing

(a)	The parties acknowledge and agree that, subject to Closing, the Sale Shares will be transferred to the Buyers via a special block sale through the facilities of the PSE on the Closing Date in accordance with the rules of the PSE and the SEC.

(b)	The Selling Shareholders must ensure that the Sale Shares are in a scrip-less form and lodged with the Philippine Depositary Trust Corporation for the purpose of executing the special block sale under clause 7.3(a) within 3 Business Days after execution of this document.

(c)	All fees payable in connection with the special block sale must be borne equally between the parties.

7.4	Obligations of the Selling Shareholders at Closing

At Closing, each Selling Shareholder must:

(a)	deliver to the Buyers, or procure the delivery to the Buyers of:

(i)	a certificate, in a form satisfactory to the Buyers, duly executed by each Selling Shareholder, confirming that as at the Closing Date each Condition (other than those waived under clause 2.4) has been satisfied in accordance with this document (Closing Certificate), together with all Documentary Evidence;

(ii)	signed resignations of each director, secretary and any other officer of the Company as required by the Buyers, in each case, in a form satisfactory to the Buyers including written notice to the effect that they have no claim outstanding for loss of office, remuneration or otherwise against the Company;

(iii)	copies of the minutes of meeting or written resolutions of the directors of the Company approving, among other things, the matters contemplated by clause 7.6 in a form agreed between the Selling Shareholders and the Buyers;

(iv)	the Direction to Pay, duly executed by each Selling Shareholder;

(v)	originals of each duly executed assignment, novation, or termination (as applicable) in respect of each Commercial Document, in a form satisfactory to the Buyers, but where any regulatory approval or counterparty consent is required to assign, novate or terminate a Commercial Document, only to the extent that such approval or consent has been obtained in writing before the Closing Date;

(vi)	a certificate, in a form satisfactory to the Buyers, duly executed by each Selling Shareholder and the Company, confirming that completion of the transfer of all of the Company’s shares in each of the Subsidiaries has occurred under the Subsidiary Sale Agreements;

(vii)	a certificate, in a form satisfactory to the Buyers, duly executed by each Selling Shareholder and the Company, confirming that there are no payments that remain outstanding that need to be made by the Company against the minimum level of cash required to be maintained by the Company to satisfy the Condition in clause 2.1(b);

(viii)	an undertaking, in a form satisfactory to the Buyers, from Interphil to perform each Commercial Contract and to indemnify the Buyers and the Company in respect of each Commercial Contract in accordance with clause 8.3, duly executed by Interphil;

(ix)	an authorisation letter, in a form satisfactory to the Buyers, from each of the Subsidiaries to their auditors authorising the auditor to disclose to the Buyers and the Company all financial information and records of the Subsidiaries in respect of the period on or before the Closing Date as the Company or the Buyers may reasonably require to prepare and complete their financial statements, duly executed by each Subsidiary;

(x)	all necessary documents, duly executed by the Company, to revoke the existing authorities to operate, draw on or have access to the bank accounts(s) of the Company with effect from Closing;

(xi)	complete and up-to-date originals of all contracts, employment agreements (if any) and books and records of the Company, including all corporate records (including articles of incorporation, minute books and registers), tax records and financial records of the Company;

(xii)	certified copies of all outstanding purchase orders under each Commercial Contract which has not been assigned or novated, or otherwise terminated, in each case by the Closing Date, together with written confirmation duly executed by the Selling Shareholders, in a form satisfactory to the Buyers, that there are no other purchase orders under any contract issued to the Company that remain unfulfilled at Closing, and that there is no contract or other commercial arrangement (other than the Commercial Contracts) to which the Company remains a party;

(xiii)	a written confirmation duly executed by each of the Subsidiaries warranting that there are no contracts (other than the Commercial Contracts) to which the Company is a party, and there are no purchase orders under any contract (other than those purchase orders to be provided under clause 7.4(a)(xii)) issued to the Company that remain unfulfilled as at Closing;

(xiv)	all other things necessary or desirable to transfer the Sale Shares, to complete any other transaction contemplated by this document and to place the Buyers in effective control of the Company;

(b) at the Buyers’ election, either:

(i)	provide to the Buyers written confirmation from the relevant bank(s) that the minimum level of cash required to be maintained by the Company to satisfy the Condition in clause 2.1(b) is held in an account of the Company maintained by that bank; or

(ii)	transfer the minimum level of cash required to be maintained by the Company to satisfy the Condition in clause 2.1(b) to a bank account nominated by the Buyer and advised to the Selling Shareholders and the Company at least one Business Day prior to the Closing Date; and

(c)	instruct the Selling Shareholders’ Broker to transfer the Sale Shares to the Buyers in accordance with the instructions of the Buyers.

7.5	Obligations of the Buyer at Closing

(a)	At closing, immediately after delivery of all documents required to be delivered to it under clause 7.4(a), the Buyers must instruct the Buyers’ Broker to acquire on their behalf the Sale Shares, to be held by the Buyers’ Broker in accordance with the Buyers’ instructions.

(b)	settlement of the Purchase Price for the acquisition of the Sale Shares will be made by the Buyer as follows:

(i)	by paying to the Selling Shareholders in cash, the Selling Shareholder Amount via payment to the Selling Shareholders’ Broker; and

(ii)	by paying to the Company directly in accordance with the duly executed Direction to Pay, the Subsidiary Sale Amount in cash.

(c)	The selling shareholders acknowledge and agree that payment of the selling shareholder Amount to the selling shareholders’ Broker in accordance with clause 7.5(b)(i) will be deemed to be receipt of those funds by the Selling Shareholders and it will satisfy the Buyers’ obligation to pay that amount to the Selling Shareholders, and following such payment the Buyers will have no further obligation in connection with the payment of the Selling Shareholder Amount.

(d)	As soon as practicable after making the payment under clause 7.5(b)(ii), the Buyers must provide to the selling shareholders a copy of the bank transfer evidencing the remittance of the subsidiary sale Amount to the Company.

7.6	Company board meeting

On Closing, the Selling Shareholders must procure that a meeting of the Board is held at which it is resolved that:

(a)	all existing authorities, as at the Closing Date, to operate, draw on or have access to the bank account(s) of the Company are revoked with effect from Closing, and new replacement authorities (as nominated by the Buyers in their sole discretion) to operate, draw on or have access to the bank account(s) of the Company are approved with effect from Closing;

(b)	each person nominated by the Buyers is appointed as a director, secretary or other officer of the Company (as applicable); and

(c)	the resignations of each director, secretary and any other officer of the Company as required by the Buyers are accepted,

subject to such timing and process as required to ensure compliance with the Articles of Incorporation of the Company.

7.7	Interdependence of obligations

(a)	The obligations of the parties in respect of Closing are interdependent and if all such obligations have not been performed, then no Closing may take place.

(b)	Performance of the obligations of each party in respect of Closing is deemed to take place simultaneously and no delivery or payment will be taken to have been made until all obligations of the parties have been performed. Once all such obligations have been performed, they must be treated as having been performed simultaneously on the date on which the final obligation is performed.

8	Post Closing

8.1	Receipt of Subsidiary Sale Amount

Within two Business Days after the Closing Date, the Buyers must procure that the Company provides to the Selling Shareholders a receipt confirming receipt of the Subsidiary Sale Amount in full and final discharge of the obligations of Interpharma and Mecartor under each of the promissory notes issued to the Company by Interpharma and Mercator in connection with each of the Subsidiary Sale Agreements.

8.2	Transfer of Commercial Documents

(a)	To the extent any Commercial Document has not been assigned or novated to a Subsidiary by the Closing Date, then the Selling Shareholders must use their best endeavours to do all things necessary to ensure that such Commercial Documents are assigned or novated, in a form satisfactory to the Buyers (acting reasonably), as soon as practicable after Closing.

(b)	The Selling Shareholders must pay all costs and expenses in connection with any consent to assignment or novation of any Commercial Document, including but not limited to the costs of the Company and the Buyers (including all reasonably incurred legal costs of those parties), and to the extent applicable the costs or charges of any Regulatory Authority or counterparty.

(c)	If any consent or approval to assign or novate a Commercial Document is not obtained by [1 March 20131], the Buyers may procure that such Commercial Documents are dealt with in such manner as they determine at their absolute discretion.

8.3	Performance of Commercial Contracts

In addition to the Selling Shareholders’ obligations under clause 8.2, to the extent any Commercial Contract has not been assigned or novated, or otherwise terminated, by the Closing Date, the Selling Shareholders must, and must ensure that Interphil must, from Closing:

(a)	pay, perform and discharge all of the obligations of the Company under each Commercial Contract arising after the Closing Date and comply with the terms of each Commercial Contract; and

(b)	indemnify the Buyers and the Company against all Losses suffered or incurred by the Buyers and the Company after the Closing Date in relation to any breach of, or failure to comply with, the terms of a Commercial Contract.

8.4	Future intentions with the Company

The Buyers agree that as at the date of this document, subject to Closing, they intend to manage and operate the Philippines businesses of MCE Group through the Company. The Philippines operations of the MCE Group may, among others, include its Philippines project, which is composed of the casino, hotel, retail and entertainment complex as referred to in the announcement of Melco Crown Entertainment Limited dated October 25, 2012, subject to its completion.

8.5	Maintenance of insurance

The Selling Shareholders must maintain, or must procure the continued maintenance of, product liability insurance for the Company to the same level held by the Company as at Closing for a period of 3 years after the Closing Date.

8.6	Access to information

(a)	From Closing, the Selling Shareholders must ensure that each of the Subsidiaries must, on reasonable notice for a period of seven years, allow the Buyers and the Company to have reasonable access during normal business hours to the business, corporate and financial records (including management accounts and tax records) of the Subsidiaries relating to the period prior to Closing and to take extracts from, or copies of, such records at the Buyers’ or the Company’s expense, as necessary to enable the Company to comply with any legal obligations imposed on it and arising after Closing.

(b)	The Selling Shareholders agree that the Company may retain copies of any records relating to the Subsidiaries that it may require to enable it to comply with any applicable law, after the Closing Date.

(c)	From Closing, the Selling Shareholders must ensure that each of the Subsidiaries provide all assistance to the Buyers and the Company, as they reasonably require, to assist them with preparing for and completing any audits of the Company relating to the period prior to Closing, including ensuring that upon reasonable notice all relevant personnel of the Subsidiaries are available during normal business hours to provide information and to answer any questions of the Buyers or the Company in connection with any such audits.

9	Representations and warranties

9.1	Representations and warranties

Each of the representations and warranties of the Selling Shareholders in schedule 2 and of the Buyers in schedule 3 is given, unless otherwise expressly stated, as at the date of this document, and on each day up to the Closing Date.

9.2	Reliance by parties

Each party (the representor) acknowledges that in entering into this document the other party has relied on the representations and warranties provided by the representor under schedule 2 and schedule 3 (as appropriate).

9.3	Survival of representations

The representations and warranties provided by each party under this clause 9:

(a)	are severable;

(b)	will survive the termination of this document; and

(c)	are given with the intent that liability under them will not be confined to breaches of them discovered prior to the date of termination of this document.

9.4	Notification of breach and compliance certificate

(a)	The Buyers and the Selling Shareholders will respectively promptly advise each other in writing of:

(i)	a representation or warranty provided in this document by either party becoming false; or

(ii)	a breach of this document by it.

(b)	By 9.00a.m on the Closing Date, each of the Buyers and the Selling Shareholders must execute and deliver to the other party a certificate signed by a director that, having made all relevant enquiries and except as previously disclosed in writing:

(i)	it has complied in all material respects with its obligations under this document; and

(ii)	the representations and warranties given by it under schedule 2 or schedule 3 (as appropriate) remain true and correct.

10	Indemnities

10.1	Selling Shareholders indemnity

The Selling Shareholders agree with the Buyers (on their own behalf and separately as trustee for each of the Buyer Indemnified Parties) to indemnify and keep indemnified the Buyer Indemnified Parties from and against all Losses which a Buyer Indemnified Party may suffer or incur by reason of or in relation to:

(a)	a breach by the Selling Shareholders of any of the representations and warranties in Schedule 2; or

(b)	any breach by the Selling Shareholders of any covenant or undertaking on the part of the Selling Shareholders under this document.

10.2	Buyers indemnity

The Buyers agree with the Selling Shareholders (on their own behalf and separately as trustee for each of the Selling Shareholders Indemnified Parties) to indemnify and keep indemnified the Selling Shareholders Indemnified Parties from and against all Losses which a Selling Shareholders Indemnified Party may suffer or incur by reason of or in relation to:

(a)	a breach by the Buyers of any of the representations and warranties in Schedule 3; or

(b)	any breach by the Buyers of any covenant or undertaking on the part of the Buyer under this document.

10.3	Tax indemnity

(a)	Without limiting clause 10.1, the Selling Shareholders must indemnify, and keep indemnified, the Buyer Indemnified Parties and the Company from and against:

(i)	any Taxes imposed on or issued against a Buyer Indemnified Party or the Company, or for which a Buyer Indemnified party or the Company becomes liable for on or after Closing, or which remain unpaid as at Closing, in respect of, or arising out of, or attributable to, in whole or in part, any income, profit or other amounts received or derived by the Company up to and including the Closing Date.

(ii)	any Taxes imposed on or issued against a Buyer Indemnified Party or the Company, or for which a Buyer Indemnified Party or the Company become liable for, by reason of any matter or thing being other than as represented or warranted in paragraphs (l) to (o), (t) and (u) of the Selling Shareholders’ Warranties.

(b)	The indemnity in clause 10.3(a) does not apply to:

(A)	the Capital Gains Tax Liability, but only to the extent the Capital Gains Tax Liability is less than or equal to PhP35,940,000 and the Selling Shareholders indemnify each Buyer Indemnified Party and the Company for any amount of the Capital Gains Tax Liability that exceeds PhP35,940,000; or

(B)	the Deferred Tax Liability, but only to the extent the Deferred Tax Liability is less than or equal to PhP8,660,000 and the Selling Shareholders indemnify each Buyer Indemnified Party and the Company for any amount of the Deferred Tax Liability that exceeds PhP8,660,000.

(c)	In the event that a Buyer Indemnified Party or the Company receives a Letter of Authority for any of the items under clause 10.3(a), it shall immediately (without any delay) forward such document to the Selling Shareholders and the Selling Shareholders must within 5 Business Days of such notice, shall in consultation with the Buyers and the Company, initiate joint discussions (whether oral or written) with the BIR with a view of determining the nature and scope of the investigation and the reasonable basis thereof, and upon completion of the examination discuss with the Buyers and the Company whether or not there is basis for any potential assessment.

(d)	lf the investigation results in the issuance of a formal audit or assessment notice, the Selling Shareholders may elect (at their sole discretion) by written notice to MCE or the Company (as applicable) to either:

(i)	assume the defence of any such audit or assessment in accordance with clause 10.3(e); or

(ii)	permit the Buyer lndemnified Party or the Company to deal with such audit or assessment as it sees fit at its absolute discretion.
(e)	Each Selling Shareholder acknowledges and agrees that:

(i)	it may only assume the defence of any such audit or assessment if it obtains a written opinion from either Salvador & Associates or Quiason Makalintal Law Offices, that there is a reasonable case to answer in defending any claims relating to the audit or assessment;

(ii)	it must conduct any defence assumed under clause 10.3(d)(i) in good faith;

(iii)	it must act reasonably in all the circumstances in respect of the conduct of any defence assumed under clause 10.3(a)(i), including having regard to the likelihood of success and the effect of the defence on the goodwill, reputation and affairs and operations of the Buyer Indemnified Parties and the Company;

(iv)	it must provide the Buyer Indemnified Party or the Company (as applicable) with reasonable access to copies of all notices, correspondence or other documents relating to the defence assumed under clause 10.3(a)(i); and

(v)	it must keep the Buyer Indemnified Party or the Company (as applicable) informed as and when reasonably requested by the Buyer Indemnified Party or the Company (as applicable) in respect of the conduct of any defence assumed under clause 10.3(d)(i) (including any proposed settlement or compromise of it); and

(vi)	it must not settle or compromise any claim under any audit or assessment without the prior written approval of MCE (such approval not to be unreasonably withheld).

(f)	Notwithstanding the election of the Selling Shareholders under clause 10.3(c) and without limiting the indemnity in clause 10.3(a), the Selling Shareholders must indemnify the Buyer Indemnified Parties or the Company, as the case may be, and such indemnity shall include all Losses incurred or payable by a Buyer Indemnified Party or the Company in connection with any Tax Liability arising out of the audit or assessment or any investigation by a Regulatory Authority, including all administrative and legal proceedings relating thereto, and the settlement of, and steps taken to mitigate or resolve any process which could lead to, a Tax Liability, whether or not it transpires that it does.

10.4	Indemnity relating to Commercial Documents

The Selling Shareholders must indemnify, and keep indemnified, each Buyer Indemnified Party and the Company against all Losses suffered or incurred by a Buyer Indemnified Party or the Company as a result of, arising from, or in connection with any Commercial Document, including all Losses suffered or incurred by a Buyer Indemnified Party or the Company in connection with the assignment, novation or termination of any Commercial Document.

10.5	Indemnity relating to Ongoing Litigation

The Selling Shareholders must indemnify, and keep indemnified, each Buyer Indemnified Party and the Company against all Losses suffered or incurred by a Buyer Indemnified Party or the Company as a result of, arising from, or in connection with, any Ongoing Litigation.

10.6	Survival of indemnities

Each indemnity provided by each party under this clause 10 will:

(a)	be severable;

(b)	be a continuing obligation;

(c)	constitute a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this document; and

(d)	survive the termination of this document;

(e)	in respect of the indemnity under clause 10.3, expire three years from Closing (excluding fraud); and

(f)	in respect of all other indemnities under this clause 10 (other than the tax indemnity in clause 10.3), expire five years from Closing (excluding fraud).

11	Confidentiality

11.1	Selling Shareholders’ obligations

Each Selling Shareholder acknowledges and agrees that:

(a)	it will use the Buyer Confidential Information exclusively for the purpose of due diligence and in relation to the Transaction, including any submission to a Regulatory Authority necessary for satisfaction of a Condition (Disclosure Purpose) and for no other purpose, and without limitation, will not make any use of the Buyer Confidential Information or any part of it to the competitive disadvantage of the Buyer Group;

(b)	it will keep the contents of this document, the Transaction and the Buyer Confidential Information in confidence and will not disclose any such information except:

(i)	to such Representatives of a Selling Shareholder as require such information for the Disclosure Purpose, but only if any such person owes a duty of confidentiality to the Selling Shareholder and is aware of the obligations of the Selling Shareholder under this clause 11.1;

(ii)	as permitted under clause 12;

(iii)	as required by law; or

(iv)	with the prior consent of the Buyers;

(c)	it will immediately notify Buyer of any suspected or actual unauthorised use, copying or disclosure of the Buyer Confidential Information; and

(d)	it will, upon request by Buyer, return to Buyer all Buyer Confidential Information provided to a Selling Shareholder and its Representatives, together with any notes, records or copies of the Buyer Confidential Information generated by any such person.

11.2	Buyers’ obligations

Each Buyer acknowledges and agrees that:

(a)	it will not make any use of the Selling Shareholder Confidential Information or any part of it except in connection with the Disclosure Purpose and will not make any use of the Selling Shareholder Confidential Information or any part of it to the competitive disadvantage of the Group;

(b)	it will keep the contents of this document, the Transaction and the Selling Shareholder Confidential Information in confidence and will not disclose any such information except:

(i)	to such Representatives of the Buyer as require such information in connection with the Disclosure Purpose, but only if any such person owes a duty of confidentiality to the Buyer and is aware of the obligations of Buyer under this clause 11.2;

(ii)	in respect of the contents of this document and the Transaction only, to any proposed financier of the Buyers Group, but only if any such person owes a duty of confidentiality to the Buyers is aware of the obligations of the Buyers under this clause 11.2;

(iii)	as permitted under clause 12;

(iv)	as required by law; or

(v)	with the prior consent of a Selling Shareholder;

(c)	it will immediately notify the Selling Shareholders of any suspected or actual unauthorised use, copying or disclosure of the Selling Shareholder Confidential Information; and

(d)	it will, upon request by the Selling Shareholders, return to the Selling Shareholders all Selling Shareholder Confidential Information provided to the Buyer and its Representatives, together with any notes, records or copies of the Selling Shareholder Confidential Information generated by any such person.

12	Public announcements

12.1	Announcement of Transaction

Immediately after execution of this document, the Selling Shareholders and the Buyers will each announce the Transaction in a form previously agreed between the parties.

12.2	Public announcements

Subject to clause 12.3, no public announcement or disclosure (including any briefing to analysts, the media or shareholders) of the Transaction, any other transaction which is the subject of this document, or the terms of this document, may be made other than:

(a)	in a form approved by each party (acting reasonably);

(b)	to each party’s respective employees and Advisers with a need to know and on a confidential basis.

(c)	as required by law or the rules of any Regulatory Authority; or

(d)	to the extent the information is already in the public domain (other than by way of a party’s breach of this document), including as a result of the release of any announcement under clause 12.1.

12.3	Permitted disclosure

Where a party is required by law or the rules of any Regulatory Authority to make any announcement or to make any disclosure in connection with the Transaction or any other transaction which is the subject of this document, it may do so only after it has given at least one Business Day’s notice, or such lesser period as may be required or permitted to comply with its legal or regulatory responsibilities, but in any event prior notice, to the other party and has taken all reasonable steps to consult with the other party and its legal Advisers and to take account of all reasonable comments received from the other party.

12.4	Statements on termination

The parties must act in good faith and use all reasonable endeavours to issue an agreed statement or statements in respect of any termination provided for in this document and will make no statements or disclosure in respect of the termination of this document except in accordance with clauses 12.2 and 12.3.

13	Notices

13.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

13.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent by fax to the party’s current fax number for notices; or

(d)	emailed to the party’s current email address for notices.

The parties will use all reasonable endeavours to provide a copy of any communication provided under paragraphs (a) to (c) of this clause by email to the email address of the other party set out in clause 13.3. To avoid doubt, such email communication is provided as support for the official communication provided in accordance with paragraphs (a) to (c) of this clause and does not supersede or replace any obligation on a party to provide that communication in accordance with paragraphs (a) to (c) of this clause or derogate from the other provisions of this clause 13.

13.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially:

MCE
	Delivery address:	Jayla Place, Wickams Cay I
Road Town, Tortola
British Virgin Islands

	Copy:	c/- Melco Crown Entertainment Limited
36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

	Fax:	+852 2537 3618

	Attention:	Ms Stephanie Cheung, Chief Legal Officer

	Email:	scheung@melco-crown.com

Co-investor

	Delivery address:	21st floor, Philamlife Tower
Paseo de Roxas, Makati
Metro Manila, Philippines

	Copy:	c/- Melco Crown Entertainment Limited
36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

	Fax:	+852 2537 3618

	Attention:	Ms Stephanie Cheung, Chief Legal Officer

	Email:	scheung@melco-crown.com

Interpharma

	Delivery address:	32nd floor, Zuellig Building
Makati Avenue corner Paseo de Roxas
Makati City, Philippines

	Fax:	+632 815 1806

	Attention:	Kasigod Jamias

	Email:	kjamias@zuelligbuilding.com

Pharma

	Delivery address:	32nd floor, Zuellig Building
Makati Avenue corner Paseo de Roxas
Makati City, Philippines

	Fax:	+632 815 1806

	Attention:	Kasigod Jamias

	Email:	kjamias@zuelligbuilding.com

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

13.4	Communications by fax

Subject to clause 13.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

13.5	Communications by email

Subject to clause 13.6, if a communication is emailed in accordance with clause 13.2(d), a delivery confirmation report received by the sender, which records the time that the email was delivered to the addressee’s last notified email address is prima facie evidence of its receipt by the addressee, unless the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered to the addressee.

13.6	After hours communications

lf a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

13.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 13 or in accordance with any applicable law.

14	General

14.1	Duty

(a)	The Buyers as between the parties is liable for and must pay all duty (including any fine, interest or penalty except where it arises from default by the other party) on or relating to this document, or any dutiable transaction evidenced or effected by any of these.

(b)	lf a party other than the Buyers pay any duty (including any fine, interest or penalty) on or relating to this document, or any dutiable transaction evidenced or effected by any of these, the Buyers must pay that amount to the paying party on demand.

14.2	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

14.3	Amendment

This document may only be varied or replaced by a document executed by the parties.

14.4	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

14.5	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

14.6	Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

14.7	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

14.8	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws applicable in the Republic of the Philippines.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in the Republic of the Philippines and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

14.9	Assignment

(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported dealing in breach of this clause is of no effect.

14.10	Liability

An obligation of two or more persons binds them separately and together.

14.11	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

14.12	Entire understanding

(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document, including the letter and term sheet between the parties dated 7 November 2012, are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

14.13	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

14.14	Specific performance

The parties acknowledge that damages will not be an adequate remedy for breaches of obligations under this document and that it would be appropriate for a court to grant specific performance of those obligations.

14.15	Benefits held on trust

The parties acknowledge and agree that:

(a)	MCE holds the benefit of each right, promise and obligation under this document expressed to be in favour of a Buyers Indemnified Party on trust for that person; and

(b)	MCE may enforce any or all rights granted to a Buyers Indemnified Party under this document on behalf of that person even though they are not parties to this document.

Schedule 1

Sale Shares

Column 1 Selling Shareholder	Column 2 Number and class of shares held	Column 3 Percentage of total issued share capital in the Company	Column 4 Proportion of Purchase Price
Interpharma	255,270,156 A Class Shares (inclusive of 5,673 A Class Shares held by nominees)	61.95%	63.85%
Pharma	128,211,204 B Class Shares (inclusive of 2,211 B Class Shares held by nominees)	31.11%	36.15%
Total	383,481,360	93.06%	100%

Schedule 2

Selling Shareholders’ representations and warranties

The Selling Shareholders represent and warrant to the Buyers that:

(a)	(status) each of them, and the Company, is a body corporate duly incorporated under the laws of its jurisdiction of incorporation or formation;

(b)	(power for business) each Group Company has the power to own its assets and to carry on its business as now conducted or contemplated;

(c)	(power for document) each of them has the corporate power to enter into and perform or cause to be performed its obligations under this document and the Transaction, and to carry out the transactions contemplated by this document and the Transaction;

(d)	(corporate authorisations) each of them has taken or will take all necessary corporate action to authorise the entry into and performance of this document and the Transaction and to carry out the transactions contemplated by this document and the Transaction;

(e)	(document binding) this document is a valid and binding obligation on each of them enforceable in accordance with its terms, subject to any necessary stamping;

(f)	(transactions permitted) the execution and performance by each of them of their respective obligations under this document, and each transaction contemplated by this document and the Transaction did not and will not:

(i)	violate in any material respect a provision of a law or treaty or a judgment, ruling, order or decree of a Regulatory Authority binding on it, or its constitution or any other document or agreement that is binding on it or its assets; or

(ii)	give to any person any rights of termination, amendment, acceleration or cancellation of any contract to which a Selling Shareholder or the Company is a party, any judgement or comparable order of any court, arbitrator or governmental agency inside or outside the Republic of the Philippines against the Company, or any licenses, permits, approvals or authorizations held by the Company;

(g)	(continuous disclosure) the Company:

(i)	has materially complied with its obligations under the Listing Rules of the PSE (except as regards the minimum float requirement) and the information disclosed to PSE is true and correct in all material respects;

(ii)	is not aware of any information relating to any Group Company or their respective businesses or operations that has or could reasonably be expected to give rise to a material adverse change that has not been disclosed to PSE or to the Buyer prior to the date of this document; and

(iii)	has disclosed to the Buyers details of each material contract to which the Company is a party;

(h)	(Shares) each of the Selling Shareholders is the legal and beneficial owner of the number of Shares set out opposite its name in column 2 of Schedule 1, which are free from any liens, Encumbrances or third party claims whatsoever and are fully paid and non-assessable;

(i)	(authorised capital) the Company has an authorized capital stock of PhP900,000,000 (PhP900,000,000 divided into 900,000,000 common shares), with a par value of PhP1.00 per Share. All of the outstanding common shares of the Company are registered with the SEC and listed on the PSE.

(j)	(issued securities) the Company’s only issued and outstanding securities as at the date of this document are:

(i)	272,696,551 A Class Shares; and

(ii)	139,368,045 B Class Shares,

and no Group Company is under any obligation to issue any shares or securities convertible into Shares to any person and, except as specified above, no option exists nor is any Group Company subject to any actual or contingent obligation to issue or convert securities;

(k)	(Subsidiaries) the Company is the legal and beneficial owner of all the issued share capital in each of the Subsidiaries and there is no obligation to transfer, or issue new shares in any of those Subsidiaries to third parties, and other than the Subsidiaries, the Company does not hold any legal or beneficial interest in any other entity;

(l)	(financial statements) the consolidated and audited financial statements of the Company lodged with SEC and/or PSE:

(i)	are complete and correct in all material respects;

(ii)	complied in all material respects with the laws of the Republic of the Philippines and all applicable accounting requirements applicable to the preparation of the financial statements;

(iii)	complied in all material respects with generally accepted accounting principles in the Philippines applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the financial statements);

(iv)	fairly presented the consolidated financial position of the Group as at the dates of the relevant financial statements and the consolidated results of the Group’s operations and cash flows for the relevant periods; and

(v)	contain no material difference from the financial records maintained and the accounting methods applied for tax purposes;

(m)	(no material change to financial statements) there have been no material changes in the books and accounts, and financial statements of the Company since the last consolidated and audited financial statement was lodged with SEC and/or PSE;

(n)	(no liabilities) except for liabilities reflected in the consolidated and audited financial statements of the Company last lodged with SEC and/or PSE or any contingent liability relating to a potential fine for non-compliance with the minimum float requirement, the Company has and shall have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due, payments under any obligations entered into or transactions undertaken, or those to become due, and whether incurred in respect of transactions entered into or any state of facts existing prior hereto;

(o)	(compliance with laws) as far as the Selling Shareholders are aware, after making enquiries of the Officers of the Company, the Company has complied in all material respects with all applicable laws and regulations of the Philippines which would, if breached, have a material adverse effect on the financial position of the Company as a whole;

(p)	(Company Disclosure Material) the Company has collated and prepared all of the Company Disclosure Material in good faith for the purposes of Buyers’ due diligence on the Group and in this context, as far as the Selling Shareholders are aware, such Company Disclosure Material has been prepared with all reasonable care and skill and is complete, accurate and not misleading in any material respects (including by omission) and there has been no deliberate non-disclosure of any information material to the Buyers’ decision to proceed with the Transaction and execute this document;

(q)	(other information) any written information or document supplied by or on behalf of the Company or a Selling Shareholder to the Buyers or any of their Representatives in connection with the Transaction or the Subsidiary Sale, is true and accurate in all material respects and there is no fact or matter which has not been disclosed in writing which renders any such information or document untrue or misleading at the date of this document;

(r)	(consents) all consents, approvals required to be obtained from, and disclosures and filings required to be made with, any government body or agency, or any other third party, for the execution and performance of this document have been obtained or made or will be obtained or made prior to the Closing Date;

(s)	(constituent documents) copies of the articles of incorporation and by-laws of the company, and all amendments thereof, have been delivered to the Buyers and are complete, current and correct. The minute book of the company is complete, current and correctly reflects all corporate actions of the Company taken at all meetings and is a correct and accurate record of all resolutions issued by the board of directors and the shareholders of the Company;

(t)	(timely filing) the Company has timely filed and shall timely file, up to the Closing Date, all tax returns, disclosures, reports, forms required to be filed with government agencies, including the Bureau of Internal Revenue and the SEC and with the PSE, which returns, reports, disclosures and forms are and shall be true, correct and complete;

(u)	(no Tax delinquency) the company is not delinquent in the payment of any Tax, assessment or government charge and, there is no unpaid Tax, interest, penalty or addition to any Tax due or claimed to be due, nor any unpaid Tax deficiency, determination, or assessment outstanding against the Company. There are no liens for Taxes upon any asset of the Company;

(v)	(no other Taxes) the Company is not liable for any Tax whatsoever, other than:

(i)	the Capital Gains Tax Liability; and

(ii)	the Deferred Tax Liability;

(w)	(no regulatory fee delinquency) the Company has paid, and is not delinquent in the payment of any fees or assessments required or imposed by the PSE including but not limited to those required to maintain the Company’s listing and there are no unpaid fees, assessments, interest, penalty or addition to any fee or assessment due, or claimed to be due, against, the Company;

(x)	(no pending claims) neither the selling shareholders nor the company has received any notice:

(i)	of any pending actions, suits, claims or proceedings by or against the Company; or

(ii)	of any investigations by and before any government entity or with the PSE;

which threatens to invalidate any of the Company’s corporate rights, powers or privileges, except that the Company has received notices from the PSE to comply with the minimum float requirement;

(iii)	from any Regulatory Authority indicating to the Company or the Selling Shareholders of any intention to conduct any investigation or other proceeding with respect to the foregoing matters; or

(iv)	of any action at law or equity, or any investigation or proceeding of any kind, which is now pending or threatened against the Company or to declare any of its corporate rights, powers or privileges to be null and void or otherwise than in full force and effect;

(y)	(minimum level of cash) at Closing, the Company has, in its bank account(s), the minimum level of cash it is required to have required under clause 2.1(b);

(z)	(no employees) there are no independent contractors or employees employed by the Company;

(aa)	(no business) the Company does not carry on any business, other than the business carried on by the Subsidiaries, and such business of the Subsidiaries is conducted only in the Republic of the Philippines;

(bb)	(no Insolvency Event) neither the Selling Shareholders nor the Company is subject to any Insolvency Event and the Selling Shareholders are not aware of any matter that may lead to a Selling Shareholder or the Company being subject to an Insolvency Event;

(cc)	(no related party liability) other than the Management Services Agreement, the Company does not owe any liability whatsoever to any Affiliate, and no Affiliate owes any liability whatsoever to the Company, in each case except as contemplated in this document;

(dd)	(Commercial Documents) there is no subsisting obligation or liability on the Company under any commercial document to which the Company is, or was, a party, other than this document or the Subsidiary Sale Agreements;

(ee)	(intellectual property) the Company is not infringing any intellectual property rights held by any third party, and has not at any time on or before the Closing Date infringed any intellectual property rights held by any third party whatsoever. Neither the Selling Shareholders nor the Company has received any notice of any pending actions, suits, claims or proceedings against the Company alleging infringement of any intellectual property rights held by any third party;

(ff)	(net book value) as at Closing, the aggregate net book value of the Subsidiaries is PhP1,059,000,000;

(gg)	(anti-bribery and anti-corruption) each Selling Shareholder is familiar with and has complied with, and as far as it is aware, each of its officers, the Company and each of the Company’s Officers is familiar with and has complied with, all applicable anti-bribery, anti-corruption and anti-money laundering laws of the Philippines, including those prohibiting such persons from taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including, but not limited to, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to or from (a) an executive, offìcial, employee or agent of a Regulatory Authority or any other governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (an “Official”), while knowing or having a reasonable belief that all or some portion will be used for the purpose of:

(i)	influencing any act, decision or failure to act by an Offìcial in his official capacity;

(ii)	inducing an Official to use his influence with a government or instrumentality to affect any act or decision of such government or entity;

(iii)	securing an improper advantage; or

(iv)	in order to obtain, retain or direct business;

Schedule 3

Buyers’ representations and warranties

Each Buyer represents and warrants to the Selling Shareholders that:

(a)	(status of Buyer) it is a body corporate duly incorporated under the laws of its jurisdiction of incorporation or formation;

(b)	(power for business) each Buyer has the power to own its assets and to carry on its business as now conducted or contemplated;

(c)	(power for document) it has the corporate power to enter into and perform or cause to be performed its obligations under this document and the Transaction, and to carry out the transactions contemplated by this document and the Transaction;

(d)	(corporate authorisations) it has taken or will take all necessary corporate action to authorise the entry into and performance of this document and the Transaction and to carry out the transactions contemplated by this document and the Transaction;

(e)	(document binding) this document is a valid and binding obligation on each Buyer enforceable in accordance with its terms; and

(f)	(transactions permitted) the execution and performance by it of its obligations under this document and each transaction contemplated by this document did not and will not violate in any material respect a provision of a law or treaty or a judgment, ruling, order or decree of a Regulatory Authority binding on it, or its constitution or any other document or agreement that is binding on it or its assets.

Schedule 4

Commercial Documents

Part A – Commercial Contracts

#	Commercial Document

1	Manufacturing Agreement between Boehringer Ingelheim (Phil.), Inc. and Interphil Laboratories, Inc. dated 10 June 1999 and renewed on 1 January 2011

2	Supply and Toll Manufacturing Contract between Novartis Healthcare Philippines, Inc. and Interphil Laboratories, Inc. dated 4 January 2004 and renewed on 5 January 2012

3	Contract Manufacturing Agreement with Pfizer (Malaysia) SDN BHD and Interphil Laboratories, Inc. dated 13 December 2005 and renewed on 13 December 2011

4	Supply and Toll Manufacturing Contract between Sandoz Philippines Corporation and Interphil Laboratories, Inc. dated 9 October 2006 and renewed on 9 October 2012

5	Contract Manufacturing Agreement between Wyeth Consumer Healthcare Pty Limited and Interphil Laboratories, Inc. dated 14 July 2008 and renewed on 14 July 2012

6	Manufacturing Agreement between Johnson & Johnson Pte., Ltd and Interphil Laboratories, Inc. (undated) and renewed on 1 April 2011

7	Manufacturing Agreement between Bayer Philippines, Inc. and Interphil Laboratories, Inc. dated 17 April 2001 and renewed on 1 May 2011.

8	Memorandum of Understanding between Janssen Pharmaceutica and Interphil Laboratories, Inc. dated 14 April 2003 and renewed on 20 December 2011

9	Memorandum of Agreement between Pfizer Global Manufacturing Warner-Lambert (Thailand) Ltd. and Interphil Laboratories, Inc. dated 6 May 2003 and renewed on 1 March 2010

10	Manufacturing Contract between Solvay Pharma Inc. and Interphil Laboratories, Inc. dated 29 November 2001 and renewed on 15 August 2012

11	Manufacturing Agreement between Organon Philippines, Inc. and Interphil Laboratories, Inc. dated 24 August 2005 and renewed on 1 June 2011

Part B – FFDA Product Registrations

CPR NO.	FDA REG. No.	Product Name	Issue Date	Expiry Date	CPR Type
DI-002660	DRP-1913	ACTIDIN QUIK	10 August 2007	10 August 2005	PCPR
DJ-02594	DRP-2404	CLARIMID	24 April 2008	24 April 2011	PCPR
DJ-02391	DR-XY34783	DERMIFENE	11 August 2008	11 August 2013	Regular

Part C – Permits and licences

	Name of Permit	Statutory Basis and Issuing Agency	Issue Date
1	Environmental Compliance Certificate for the Manufacturing of Pharmaceutical Products of Intephil Laboratories, Inc. located at Lot Nos. 8 and 9 Terelay Phase, Canlubang Industrial Estate, Cabuyao, Laguna	PD 1586 -issued by the DENR-EMB	30 September 1991
2	Environmental Compliance Certificate for the Penicillin and Cephalosporine Plant Project of Intephil Laboratories, Inc. located at Silangan, Canlubang Industrial Park, Canlubang, Laguna (ECC-4A-2000-02-25-102-120)	PD 1586 -issued by the DENR-EMB	12 April 2000

Part C – Trademarks

PRODUCT NAME		REGISTRATION STATUS
	FILING	CERTIFICATE OF REGISTRATION
	DATE	REG. NO.	DATE OF. REG.	EXPIRY DATE

1. ACTIDIN	3 Sept. 2007	4-2007-009612	21-Jan-08	21-Jan-18

2. CIPROPHIL	3 Sept. 2007	4-2007-009615	21-Jan-08	21-Jan-18

3. CLARIMID	3 Sept. 2007	4-2007-009607	21-Jan-08	21-Jan-18

4. CLINDACIN	3 Sept. 2007	4-2007-009610	21-Jan-08	21-Jan-18

5. DIAMED	3 Sept. 2007	4-2007-009614	21-Jan-08	21-Jan-18

6. KARDIOSTAN	3 Sept. 2007	4-2007-009609	21-Jan-08	21-Jan-18

7. NEOLYTE	3 Sept. 2007	4-2007-009611	21-Jan-08	21-Jan-18

Schedule 5

Documentary Evidence

Column 1 Condition	Column 2 Documentary Evidence

Condition in clause 2.1(a) (Subsidiary Sale Agreements)	Original of each Subsidiary Sale Agreement duly executed by each party to those documents.

Condition in clause 2.1(b) (minimum level of cash)	A bank statement, as at the Closing Date, confirming that the Company has at least PhP84,600,000 in free cash in its bank account.

Condition in clause 2.1(c) (PSE Special Block Approval)	Original written approval of the PSE to the Transaction being conducted by way of a special block transfer on the PSE.

Condition in clause 2.1(d) (no shareholder claims)	Closing Certificate

Condition in clause 2.1(e) (representations and warranties of the Selling Shareholders)	Closing Certificate

Condition in clause 2.1(f) (representations and warranties of the Buyers)	Closing Certificate

Condition in clause 2.1(g) (no Material adverse Change)	Closing Certificate

Condition in clause 2.1(h) (termination of Management Services Agreement)	Original of the deed of termination of the Management Services Agreement, duly executed by the Company and Interphil.

Condition in clause 2.1(i) (transfer or termination of Commercial Documents)	Original of each assignment, novation or termination document (as applicable) in respect of each Commercial Document capable of assignment, novation or termination before the Closing Date, duly executed by the Company and, if required, each relevant counterparty, in each case in a form satisfactory to the Buyers.

Execution—Acquisition Agreement

Executed as an agreement.

Executed by Interpharma Holdings & Management Corporation by its duly authorised officer in the presence of:	) ) )

/s/ Francisco R. Billano		/s/ Kasigod V. Jamias
Witness		Authorised Officer

Francisco R. Billano		Kasigod V. Jamias
Name of Witness (print)		Name of Authorised Officer (print)

Executed by Pharma Industries Holding Limited by its duly authorised officer in the presence of:	) ) )

/s/ Francisco R. Billano		/s/ Kasigod V. Jamias
Witness		Authorised Officer

Francisco R. Billano		Kasigod V. Jamias
Name of Witness (print)		Name of Authorised Officer (print)

Execution—Acquisition Agreement

Executed as an agreement.

Executed by MCE (Philippines) Investments Limited by its duly authorised officer in the presence of:	) ) )

/s/ Michele Wan		/s/ Chung Yuk Man
Witness		Authorised Officer

Michele Wan		Chung Yuk Man
Name of Witness (print)		Name of Authorised Officer (print)

Executed by MCE (Philippines) Investments No. 2 Corporation by its duly authorised Officer in the presence of:	) ) )

/s/ Michele Wan		/s/ Chung Yuk Man
Witness		Authorised Officer

Michele Wan		Chung Yuk Man
Name of Witness (print)		Name of Authorised Officer (print)

Annexure A

Direction to Pay

MCE (Philippines) Investments Limited

Jayla Place, Wickams Cay I

Road Town, Tortola

British Virgin lslands

MCE (Philippines) Investments No. 2 Corporation

c/- 21st floor, Philamlife Tower

Paseo de Roxas, Makati

Metro Manila, Philippines

December 2012

Dear Sirs

Direction to pay the Subsidiary Sale Amount

We refer to the Acquisition Agreement dated [—] December 2012 among Interpharma Holdings & Management Corporation, Pharma Industries Holdings Limited, MCE (Philippines) Investments Limited and MCE (Philippines) Investments No. 2 Corporation (Acquisition Agreement).

Unless otherwise stated, defined terms used in this document have the same meaning given to them in the Acquisition Agreement.

Under clause 3.1 of the Acquisition Agreement, the Buyers must pay to the Selling Shareholders the Purchase Price, being the Selling Shareholder Amount plus the Subsidiary Sale Amount (together, PhP1,259,000,000), on Closing.

The Selling Shareholders hereby jointly and irrevocably direct the Buyers to pay to the Company, by electronic funds transfer to an account nominated by the Company, the Subsidiary Sale Amount, being PhP1,059,000,000, in full and final settlement of the promissory notes dated [—] December 2012 issued to the Company by Interpharma and Mercator. Such payment by the Buyers will fully discharge all liability of the Buyers to pay the Subsidiary Sale Amount to the Selling Shareholders as part of the Purchase Price under the Acquisition Agreement.

Executed as a deed

Executed by Interpharma Holdings &	)
Management Corporation by its duly	)
authorised officer in the presence of:	)

Witness		Authorised Officer

Name of Witness (print)		Name of Authorised Officer (print)

Executed by Pharma Industries	)
Holdings Limited by its duly	)
authorised officer in the presence of:	)

Witness		Authorised Officer

Name of Witness (print)		Name of Authorised Officer (print)